EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements (Nos. 333-14601, 333-48446, 333-157659, 333-172969 and 333-175677) on Form S-8 of PVF Capital Corp. of our report dated September 27, 2013, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

Crowe Horwath LLP

Cleveland, Ohio

September 27, 2013